SHARECARE, INC.
NON-EMPLOYEE DIRECTOR DEFERRAL PLAN

1.ESTABLISHMENT OF THE PLAN

Sharecare, Inc., a Delaware corporation (the “Company”), hereby establishes this deferred compensation plan to be known as the “Sharecare, Inc. Non-Employee Director Deferral Plan,” as amended from time to time (the “Plan”) effective August 5, 2022. Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and includes certain operational rules related to those terms.

2.PURPOSE

The purpose of the Plan is to establish the terms and conditions pursuant to which Directors may defer compensation they receive as Directors. The Plan does not authorize or contemplate any additional Stock beyond the Stock authorized under the Equity Plan.

3.ADMINISTRATION

The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to administer and interpret the Plan; to prescribe forms, rules and procedures relating to the Plan; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Administrator made with respect to the Plan are conclusive and bind all persons.

4.ELIGIBILITY

Except as otherwise determined by the Administrator, each Director is eligible to participate in the Plan.

5.DEFERRAL ELECTIONS

(a)Election Forms.

(i)If permitted by the Administrator, a Director may elect to defer receipt of a Director Fee or defer settlement of an Equity Award pursuant to a form approved by the Administrator (an “Election Form”).

(ii)The terms and conditions of a Deferral shall be determined by the Administrator and set forth in an Election Form. As determined by the Administrator, an Election Form may provide for a Director to receive distribution of such Director’s Deferral at the following times or such other times as are determined by the Administrator and consistent with Section 409A: (A) a specified date that complies with Section 409A; (B) a Director’s Separation from Service from the Board; (C) a Director’s death or Disability; or (D) a Change of Control. Notwithstanding anything to the contrary, a Director shall not be permitted to elect to defer any Director Fees or Equity Awards unless such election complies with Section 409A.

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(b)Initial Elections.    Subject to this Section 5(b) and if so determined by the Administrator:

(i)An Election Form shall apply to any Director Fee that is paid or any Equity Award that is granted to a Director for any period of service that commences following the year in which such Election Form is filed.

(ii)A Director who first becomes eligible to participate in the Plan may file an Election Form during the first 30 days of such eligibility; provided that such Election Form shall apply only to any Director Fee that is paid or any Equity Award that is granted to such Director for any period of service that commences after the date that such Election Form is filed.

(iii)A Director may file an Election Form to defer the settlement of an Equity Award that is subject to a vesting period of at least 12 months; provided that (i) such Election Form is made on or before the thirtieth day after the Director is granted the Equity Award; and (ii) the Election Form is made at least 12 months in advance of the earliest date on which the vesting period of the Equity Award could expire.

(c)Subsequent Elections. If permitted by the Administrator, a Director who has an Election Form on file with the Company may file a subsequent Election Form if such subsequent Election Form complies with Section 409A.

6.DISTRIBUTIONS

(a)Distribution Date. Subject to this Section 6, distribution of a Director’s Accounts will be made to such Director on the date permitted by the Administrator in an Election Form and consistent with Section 409A; provided, however, that any Cash Account will be distributed in cash and any Stock Account will be distributed in shares of Stock evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates.

(b)Unforeseeable Emergency. The Administrator, in its sole discretion, may accelerate the distribution of a Director’s Deferral if such Director experiences an unforeseeable emergency, provided that such distribution complies with Section 409A. To request such a distribution, a Director must file an application with the Administrator and furnish such supporting documentation as the Administrator may require. Such application shall specify the basis for the distribution and the amount to be distributed. If such request is approved by the Administrator, distribution shall be made in a lump sum payment as soon as administratively practicable, but not more than 30 days, following such approval.

(c)Specified Employee. If a Director is a “specified employee” under Section 409A at the time of such Director’s Separation from Service, any distribution that otherwise would be made to such Director with respect to a Deferral as a result of such Separation from Service shall not be made until the date that is six months after such Separation from Service, or if earlier, upon his or her death, except to the extent that earlier distribution would not result in such Director’s incurring interest or additional tax under Section 409A.

7.AMOUNT OF DISTRIBUTION

(a)Any Deferred Fee (to the extent authorized by the Administrator and subsequently elected by the Director) shall be credited to a separate bookkeeping account established and maintained by the Administrator to record a Director’s Deferred Fee (a “Cash Account”). Amounts credited to a Director’s Cash Account shall accrue interest until the latest practicable date before the Cash Account is distributed to the Director pursuant to Section 6. The Administrator shall have the sole discretion to determine how interest, earnings and losses credited to a Director’s Cash Account will be calculated, including, without limitation, by specifying an applicable interest rate, tracking the performance of one or more investment option, index or similar measure, or allowing Directors to allocate their Deferred Fees among a series of hypothetical investment options.

(b)Any Deferred Equity Awards shall be credited to a separate bookkeeping account established and maintained by the Administrator to record a Director’s Deferred Equity Awards (a “Stock Account”). Amounts credited to a Director’s Stock Account shall not accrue interest or earnings.

(c)Each Deferral shall be fully vested and non-forfeitable at all times from: (i) with respect to a Deferred Fee, the date the Director Fee was scheduled to be paid to such Director; or
(ii) with respect to a Deferred Equity Award, the date on which the Stock covered by the corresponding Equity Award became vested pursuant to the Equity Plan and an applicable award agreement.

(d)If dividends on Stock are paid during any period that a Director holds Stock in a Stock Account, then: (i) the Stock Account will be credited with any stock dividends with respect to the shares of Stock credited to a Director’s Stock Account, which stock dividends shall be paid at the same time as the Stock Account is distributed to a Director; and (ii) the Director will be paid any cash dividends with respect to the shares of Stock credited to a Director’s Stock Account on the date on which the applicable dividend is paid to stockholders generally or such other date as is determined by the Administrator. Each Stock Account shall be equitably adjusted as determined by the Administrator in the event of any dividend or other distribution (whether in the form of cash, Stock or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event in a manner that is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

8.AMENDMENT AND TERMINATION

The Administrator may amend, modify, suspend or terminate the Plan, but no such action may be taken if it would materially and adversely affect the rights of a Director under the Plan without such Director’s consent. Unless earlier terminated by action of the Administrator, the Plan will remain in effect until such time as the Company has no further rights or obligations under the Plan. The Administrator further has the right, without a Director’s consent, to amend or modify the terms of the Plan and such Director’s Deferrals to the extent that the Administrator deems it necessary to avoid adverse or unintended tax consequences to such Director under Section 409A.

9.MISCELLANEOUS

(a)Transferability. Except as provided by the Administrator, no Deferral and no right under any Deferral, shall be assignable, alienable, saleable or transferable by a Director other than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Administrator, a Director may, in the manner established by the Administrator, designate a beneficiary or beneficiaries to exercise the rights of the Director with respect to a Deferral on the death of the Director. Each Deferral, and each right under any Deferral, shall be exercisable, during the Director’s lifetime, only by the Director or, if permissible under applicable law, by the Director’s guardian or legal representative. No Deferral, and no right under any Deferral, may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any subsidiary.

(b)Restrictions on Issuance of Stock. All Stock or other securities delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan, the Equity Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange on which such Stock or other securities are then listed, and any applicable federal, state or local securities laws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c)No Rights to Participation. No Director or other person shall have any claim to be entitled to make a deferral under the Plan, and there is no obligation for uniformity of treatment of Directors or beneficiaries under the Plan. The terms and conditions of deferrals under the Plan need not be the same with respect to each Director.

(d)Withholding. The Company or any subsidiary shall be authorized to withhold from any Deferral the amount (in cash, shares of Stock or other securities) of taxes required or permitted to be withheld (but not in excess of the maximum withholding amount consistent with a Deferral being subject to equity accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718, if applicable) in respect of such Deferral and to take such other action as may be necessary or appropriate in the opinion of the Company or subsidiary to satisfy withholding taxes.

(e)No Right to Continued Service. The opportunity to make a Deferral under the Plan shall not be construed as giving a Director the right to be retained in the service of the Board or the Company. A Director’s Deferral under the Plan is not intended to confer any rights on such Director except as set forth in the Plan. The Company expressly reserves the right at any time to replace or not to renominate a Director without any liability for any claim against the Company for any payment or distribution except to the extent provided for in the Plan.

(f)Rights as a Stockholder. A Director will have no rights as a stockholder unless and until such Director becomes the holder of record of Stock in connection with the distribution of his or her Stock Account.

(g)Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law without regard to conflict of law.

(h)Severability. If any provision of the Plan or any Election Form is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Deferral under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or such Deferral, such provision shall be stricken as to such jurisdiction, person or Deferral, and the remainder of the Plan and such Election Form shall remain in full force and effect.

(i)Unfunded Status of the Plan. The Company’s obligations under the Plan are unfunded, and no Director will have any right to specific assets of the Company in respect of any Deferral. Directors who participate in the Plan will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

(j)Section 409A. With respect to Deferrals that are subject to Section 409A, the Plan is intended to comply with the requirements of Section 409A, and the provisions of the Plan and any Election Form shall be interpreted in a manner that satisfies the requirements of Section 409A, and the Plan shall be operated accordingly. If any provision of the Plan or any Election Form would otherwise frustrate or conflict with this intent, such provision will be interpreted and deemed amended so as to avoid such conflict. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Director, to the estate or beneficiary of any Director, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the Plan or a Deferral failing to satisfy the requirements of Section 409A.

EXHIBIT A DEFINITION OF TERMS
The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Account”: Collectively, a Director’s Cash Account and Stock Account.

“Administrator”: The Compensation Committee, except with respect to such matters that are not delegated to the Compensation Committee by the Board (whether pursuant to committee charter or otherwise). The Compensation Committee (or the Board, with respect to such matters over which it retains authority under the Plan or otherwise) may delegate (i) to one or more of its members (or one or more other members of the Board) such of its duties, powers and responsibilities as it may determine; and (ii) to such employees or other persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

“Board”: The board of directors of the Company.

“Change of Control”: A “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect, including any applicable regulations and formal guidance issued thereunder.

“Deferral”: A Deferred Fee or a Deferred Equity Award.

“Deferred Equity Award”: An Equity Award that may be deferred under the Plan, as determined by the Administrator, and that is deferred by a Director pursuant to Section 5.

“Deferred Fee”: A Director Fee that may be deferred under the Plan, as determined by the Administrator, and is deferred by a Director pursuant to Section 5.

“Director”: A member of the Board who is not employed by the Company or any of its subsidiaries.

“Director Fee”: Any cash compensation, such as a cash retainer, committee fee, chairperson fee or meeting fee, payable by the Company to a Director for service on the Board.

“Disability”: Either (i) the Social Security Administration determines that a Director is totally disabled; or (ii) a Director incurs a mental or physical impairment that would qualify the Director for long-term disability benefits under a Company-sponsored long-term disability program, provided that the definition of “disability” applied under such long-term disability program complies with Section 409A.

“Equity Award”: An award granted to a Director under the Equity Plan.

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“Equity Plan”: The Sharecare, Inc. 2021 Omnibus Incentive Plan, as amended from time to time.

“Section 409A”: Section 409A of the Code and any regulations or other formal guidance promulgated thereunder.

“Separation from Service”: A Director’s separation from service with the Company and its subsidiaries within the meaning of Section 409A.

“Stock”: The Company’s Common Stock, par value $0.0001 per share.
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